Exhibit 99.3

Consent to be Named as a Director Nominee

In connection with the filing by TradeUP Global Corporation (the "Registrant") of the Registration Statement on Form F-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 under the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of the Registrant following the consummation of the business combination involving SAITECH Limited and the Registrant. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: October 21, 2021	/s/ Risheng Li
Risheng Li